Exhibit 10.60

LEASE AGREEMENT

(COMPANY TO AGENCY)

THIS LEASE AGREEMENT, dated as of November 1, 2011 (the “Lease Agreement”), is by and between MONRO SERVICE CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware, with offices at 200 Holleder Parkway, Rochester, New York 14615 (the “Company”) and the COUNTY OF MONROE INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation duly existing under the laws of the State of New York with offices at 8100 CityPlace, 50 West Main Street, Rochester, New York 14614 (the “Agency”).

W I T N E S S E T H:

The Company desires to rent to the Agency the real property, including any buildings, structures or improvements thereon, described in Exhibit A attached hereto (the “Leased Premises”) pursuant to the terms contained herein (this Lease Agreement is to be coterminous with the term of a certain leaseback agreement, between the Agency and the Company, dated the date hereof (the “Leaseback Agreement”)).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Granting Clause. The Company hereby leases to the Agency the Leased Premises, upon the terms and conditions of this Lease Agreement.

Warranty of Title. The Company warrants that it has good and marketable title to the Leased Premises and forever warrants the title to the Leased Premises.

Term. The term of this Lease Agreement shall be coterminous with the term of the Leaseback Agreement as defined in Section 2.5 thereof (the “Lease Term”).

Rent. The Agency agrees that it will pay to the Company, for the use of the Leased Premises, rent of One Dollar ($1.00) per annum.

Taxes. The Company agrees to pay all taxes to be assessed on, or charges or expenses incurred with respect to, the Leased Premises during the Lease Term.

Maintenance and Insurance of Premises. The Company shall maintain and insure the Leased Premises. The Agency shall not be required to maintain the Leased Premises or incur any costs with respect to the Leased Premises. All insurance or condemnation proceeds shall be distributed and governed by the Leaseback Agreement.

Lease Expiration. The parties agree that at the expiration of the Lease Term the Agency will surrender the Leased Premises to the Company in the then condition of the Leased Premises. The Agency shall simultaneously execute and deliver a Bill of Sale transferring all its right, title and interest in the equipment and personal property defined in Exhibit B of the Leaseback Agreement.

Hold Harmless. The Company hereby releases the Agency from, agrees that the Agency shall not be liable for, and agrees to indemnify, defend and hold the Agency and its executive director, officers, members and employees, and their respective successors or personal representatives, harmless from and against any and all (i) liability for loss or damage to property or injury to or death of any and all persons that may be occasioned by any cause whatsoever pertaining to the Leased Premises or arising by reason of or in connection with the occupation or the use thereof or the presence on, in or about the Leased Premises or as a result of a breach by the Company of its representations or agreements contained herein or in the Leaseback Agreement, or (ii) liability arising from or expense incurred by the Agency’s financing, constructing, equipping, owning and leasing of the Leased Premises, including, without limiting the generality of the foregoing, all causes of action and attorneys’ fees and any other expenses incurred in defending any suits or actions which may arise as a result of any of the foregoing. The foregoing indemnities shall apply notwithstanding the fault or negligence on the part of the Agency, or any of its respective members, directors, officers, agents or employees and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability.

Notices. All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when delivered and, if delivered by mail, shall be sent by certified mail, postage prepaid, or by nationally recognized overnight courier, addressed as follows:

To the Agency:	County of Monroe Industrial Development Agency
8100 CityPlace
50 West Main Street
Rochester, New York 14614
Attention: Executive Director

With a Copy to:	Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
Attention: Michael J. Townsend, Esq.

To the Company:	Monro Service Corporation
200 Holleder Parkway
Rochester, New York 14615
Attention: David M. Baier, President

With a Copy to:	Underberg & Kessler LLP
300 Bausch & Lomb Place
Rochester, New York 14604
Attention: Katherine H. Karl, Esq.

or at such other address as any party may from time to time furnish to the other party by notice given in accordance with the provisions of this Section. All notices shall be deemed given when mailed or personally delivered in the manner provided in this Section.

No Recourse; Special Obligation.

The obligations and agreements of the Agency contained herein and any other instrument or document executed in connection herewith, and any other instrument or document supplemental thereto or hereto, shall be deemed the obligations and agreements of the Agency, and not of any member, officer, agent (other than the Company) or employee of the Agency in his/her individual capacity, and the members, officers, agents (other than the Company) and employees of the Agency shall not be liable personally hereon or thereon or be subject to any personal liability or accountability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby.

The obligations and agreements of the Agency contained hereby shall not constitute or give rise to an obligation of the State or of the County of Monroe, New York, and neither the State nor the County of Monroe, New York, shall be liable hereon or thereon, and, further, such obligations and agreements shall not constitute or give rise to a general obligation of the Agency, but rather shall constitute limited obligations of the Agency, payable solely from the revenues of the Agency derived and to be derived from the sale or other disposition of the Leased Premises (except for revenues derived by the Agency with respect to the Unassigned Rights).

No order or decree of specific performance with respect to any of the obligations of the Agency hereunder shall be sought or enforced against the Agency unless (i) the party seeking such order or decree shall first have requested the Agency in writing to take the action sought in such order or decree of specific performance, and ten (10) days shall have elapsed from the date of receipt of such request, and the Agency shall have refused to comply with such request (or, if compliance therewith would reasonably be expected to take longer than ten (10) days, shall have failed to institute and diligently pursue action to cause compliance with such request) or failed to respond within such notice period, (ii) if the Agency refuses to comply with such request and the Agency’s refusal to comply is based on its reasonable expectation that it will incur fees and expenses, the party seeking such order or decree shall place, in an account with the Agency, an amount or undertaking sufficient to cover such reasonable fees and expenses, and (iii) if the Agency refuses to comply with such request and the Agency’s refusal to comply is based on its reasonable expectation that it or any of its members, officers, agents (other than the Company) or employees shall be subject to potential liability, the party seeking such order or decree shall agree to indemnify and hold harmless the Agency and its members, officers, agents (other than the Company) and employees against all liability expected to be incurred as a result of compliance with such request.

Execution of Counterparts.

This Lease Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Agency have caused this Lease Agreement to be executed in their respective names, all as of the date first above written.

MONRO SERVICE CORPORATION

By:	/s/ David M. Baier
Name:	David M. Baier
Title:	President

COUNTY OF MONROE INDUSTRIAL DEVELOPMENT AGENCY

By:	/s/ Judy A. Seil
Name:	Judy A. Seil
Title:	Executive Director

STATE OF NEW YORK )

COUNTY OF MONROE ) ss.:

On the 1st day of February, 2012, before me, the undersigned, a Notary Public in and for said State, personally appeared David M. Baier, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kimberly A. Rudd
Notary Public

STATE OF NEW YORK )

COUNTY OF MONROE ) ss.:

On the 1st day of November, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared Judy A. Seil, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Lori A. Palmer
Notary Public